EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. EXPANDS LEADERSHIP TEAM TO FURTHER LONG TERM GROWTH

~ Ricardo Quintero Joins as President ~

~ Rick Coté Promoted to Vice Chairman and Chief Operating Officer ~

Paramus, NJ – July 14, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced executive leadership moves in support of its long term growth strategy.  Ricardo Quintero joins the Company as President of Movado Group, Inc., effective today.  Mr. Quintero will direct the Company’s brands, marketing and international expansion efforts, reporting to Efraim Grinberg, Chairman and Chief Executive Officer. Mr. Quintero most recently served at The Estée Lauder Companies as Clinique’s Senior Vice President, Global General Manager – Market Development. In this position, he was responsible for providing global leadership to achieve growth and profitability for Clinique across all regions and markets, where he drove market share gains, expanded into emerging markets and strengthened new distribution channels for the brand.  Rick Coté, who served as President and Chief Operating Officer since 2010, has been promoted to Vice Chairman and Chief Operating Officer.

Efraim Grinberg commented: “I am delighted to have Ricardo Quintero join Movado Group. He has a proven track record as a global brand builder and leader.  Ricardo understands brands, how they connect with consumers around the world, and the global landscape - a winning combination to harness the power of our portfolio to support and accelerate our global expansion.   His experience will be of great value to our Company as we continue to develop our businesses around the world.”

Mr. Grinberg continued: “I am equally pleased to announce the promotion of Rick Coté to Vice

Chairman and Chief Operating Officer. Rick has been instrumental in developing the platform that has led to our strong sales growth and profitability.  In his new role, Rick will partner with Ricardo and myself to help us to evolve our strategies and continue on a path of sustainable profitable growth.”

Rick Coté stated: “I am pleased to have Ricardo join our executive team.  His background and proven track record in brand building and developing go-to-market strategies in international markets  will be invaluable to us as we expand our business around the world.  Ricardo will lead our brands’ marketing and international expansion efforts, allowing me to focus on evolving our long term strategic plans.  I will also continue to direct our finance and operations areas as Chief Operating Officer. I am confident that we have the right leadership in place to position Movado Group for even greater success in the near and long term.”

Ricardo Quintero stated: “I am excited to join Movado Group and believe that there is a significant opportunity to build upon the successful growth of its watch portfolio and achieve even greater expansion in the future across the globe.  Movado Group is strongly positioned with important growth opportunities ahead of it and I am proud to help develop and implement the plan that enables the Company to achieve, and over time, surpass its long term goals and continue its trend of delivering sustainable profitable growth.”

Mr. Quintero is a highly accomplished executive with nearly 30 years of brand building, marketing and international expansion experience.  He has held leadership positions with several high profile global consumer companies, most recently serving as Senior Vice President, Global General Manager - Market Development at Clinique (Estée Lauder Companies, Inc.). Prior to this position, Mr. Quintero held various managerial positions of increasing responsibility at The Estée Lauder Companies beginning in 1999. Prior to this, Mr. Quintero was involved in several family owned apparel businesses in his native Mexico. Earlier in his career, Mr. Quintero developed his marketing expertise at Pepsi Cola Mexicana and Procter & Gamble de México.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.